EXHIBIT 10.12.1

                                                                  EXECUTION COPY

                          ENGINE MAINTENANCE AGREEMENT

                  (GECAS, BOEING AND OTHER - CF6-80C2 ENGINES)

between



Atlas Air, Inc.
Polar Air Cargo, Inc.
2000 Westchester Avenue
Purchase, NY 10577
USA

- hereinafter collectively referred to as "Operator" -


and


MTU Maintenance Hannover GmbH
Muenchner Strasse 31
30855 Langenhagen
Germany

-hereinafter referred to as "MTU-H" -


- Operator and MTU-H individually or together also referred to as the "Party/Parties" -


for maintenance services on General Electric CF6-80C2 series.

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                               TABLE OF CONTENTS

RECITAL

Clause       1                    DEFINITIONS

Clause       2                    SCOPE OF SERVICES

Clause       3                    RECORDS AND STANDARDS

Clause       4                    DELIVERY, REDELIVERY AND TRANSPORTATION

Clause       5                    TURNAROUND TIMES AND EXCUSABLE DELAY

Clause       6                    OPERATOR RESPONSIBILITIES

Clause       7                    REJECTED PARTS

Clause       8                    CHARGES

Clause       9                    PAYMENT

Clause       10                   TAXES, DUTIES AND CUSTOMS FEES

Clause       11                   SUBCONTRACTING

Clause       12                   WARRANTY

Clause       13                   LIABILITY, INDEMNIFICATION, INSURANCE

Clause       14                   MISCELLANEOUS

Clause       15                   DURATION AND TERMINATION

Clause       16                   DISPUTE RESOLUTION, LAW, JURISDICTION

Clause       17                   NOTICES

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This Engine Maintenance Agreement ("Agreement") is entered into as of April 30,
2004 among Atlas Air, Inc., a Delaware corporation ("AAI"), Polar Air Cargo, Inc., a California corporation ("Polar" and, together with AAI, the "Operator"), and MTU Maintenance Hannover GmbH, a German limited liability company ("MTU-H").

WHEREAS The Operator requires maintenance, refurbishment, repair and modification services with respect to certain CF6-80C2 engines; and

                    MTU-H has the facilities, expertise and experience and is willing and prepared to provide such services according to MTU-H's standards and procedures approved/accepted by FAA/JAA under the bilateral agreement, the Operator's FAA approved maintenance program, and valid airworthiness authority regulations as provided in Appendix G at its facility, the MTU Repair Facilities or the facilities of the sub-contractors listed in Appendix F; and

                    MTU-H shall perform such services based on the terms and conditions set forth in this Agreement

NOW, THEREFORE,     in consideration thereof and reliance on the mutual promises given herein, the Parties hereto agree as follows:

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CLAUSE 1            DEFINITIONS

                    Within the scope of this Agreement, unless otherwise individually stipulated, the following definitions shall apply:

       1.1          "Accessory/Components"

                    Any Quick Engine Change (QEC) item listed in Appendix B.

       1.2          "Airworthiness Directive/AD"

                    A modification to the Equipment classified as compulsory by the airworthiness authority.

       1.3          "AOG"

                    "Aircraft on Ground" indicates that an aircraft is unable to continue or be returned to revenue service until the appropriate action is taken.

       1.4          "Bankruptcy Cases"

                    Shall mean the cases filed by the Operator in the Bankruptcy Court.

       1.5          "Bankruptcy Code"

                    Shall mean title 11 of the United States Code, as amended.

       1.6          "Bankruptcy Court"

                    Shall mean the United States Bankruptcy Court for the Southern District of Florida.

       1.7          "Business Day"

                    Means any day that is not a Saturday, Sunday or any day on which banks in the State of New York, USA or the State of Lower Saxony, Germany are authorized or obligated to be closed.

       1.8          "Credit Balance"

                    Shall have the meaning ascribed thereto in Clause 9.1.2.

       1.9          "CSLSV"

                    The number of cycles an item of Equipment has completed since last Shop Visit.

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       1.10         "CSN"

                    The number of cycles an item of Equipment has completed since manufacture (new).

       1.11         "CSO"

                    The number of Flight Cycles an item of Equipment has completed since last Overhaul.

       1.12         "Days"

                    Any calendar days.

       1.13         "Designated Party"

                    With respect to each Engine, the party designated on Appendix A with respect to such Engine.

       1.14         "Effective Date"

                    Shall have the meaning ascribed thereto in Clause 15.1.

       1.15         "Engine(s)"

                    The CF6-80C2 engine(s) specified from time to time by serial numbers in Appendix A.

       1.16         "Engine Workscope"

                    The applicable Engine Overhaul Workscope attached hereto as Appendix D.

       1.17         "Equipment"

                    Engines, Modules, Parts, Accessory/Component or any other items of associated equipment delivered to MTU-H for the performance of Services pursuant to this Agreement.

       1.18         "FAA"

                    Shall mean the United States Federal Aviation Administration or any successor thereto.

       1.19         "Flight Cycle"

                    A completed take-off and landing sequence.

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       1.20         "Foreign Object Damage (FOD)"

                    Damage to any portion of the Engine caused by an object other than an integral part of the Engine, including but not limited to an impact or ingestion of birds, stones, hail and/or runway, taxiway or apron gravel.

       1.21         "Lease"

                    Shall mean each of the GE Leases and the BCC Lease, as such terms are defined in Appendix A.

       1.22         "Life Limited Part"

                    Any Part which is identified by the manufacturer for a defined service life.

       1.23         "Line Maintenance"

                    Routine checks, inspections and rectifications of malfunctions performed en route and at base stations during transit, turnaround or night stop.

       1.24         "Module"

                    Modular construction - an Engine assembly of which large subassemblies can be removed, exchanged and installed separately without adversely affecting the Engine integrity or performance.

       1.25         "MTU Repair Facilities"

                    All companies within MTU Aero Engines GmbH's ("MTU Munich)" commercial aircraft engine maintenance group, certified by the FAA as a FAA 145 repair station or otherwise accepted by the FAA under FAR 43.17, active in the business of civil aircraft engine maintenance, overhaul, repair and ancillary services, such as MTU Maintenance Canada Ltd. specified in Appendix F hereto, and any other affiliate of MTU-H as notified by MTU-H to Operator in writing and approved by Operator in writing.

       1.26         "Operator's Maintenance Program"

                    Shall mean (i) with respect to Equipment owned or operated by AAI, AAI's FAA-approved B747-400 Maintenance & Inspection Program and (ii) with respect to Equipment owned or operated by Polar, Polar's FAA-approved B747-400 Maintenance & Inspection Program.

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       1.27         "Original Equipment Manufacturer (OEM)"

                    General Electric Co, Cincinnati, Ohio/USA.

       1.28         "Overhaul"

                    Work provided on an Engine in accordance with the applicable Engine Workscope.

       1.29         "Overhaul Price"

                    Shall have the meaning ascribed thereto in Appendix C.

       1.30         "Part"

                    Any part of an Engine.

       1.31         "Prepaid Engine"

                    Shall mean each Engine for which advance payments will be made pursuant to the terms of a restructuring agreement between the Operator and the respective Designated Party, as identified on Appendix A.

       1.32         "Rejected Part"

                    Any item removed by MTU-H from a Module or Engine and consequently replaced by a Part.

       1.33         "Repair Order"

                    A written order stating that it is subject to the terms and conditions of this Agreement issued by Operator to MTU-H and includes:

                    a) A statement of or reference to the applicable Work Statement or Engine Workscope;

                    b) Return delivery instructions, including packaging and shipping; and

                    c)   The serial number of the Engine or other Equipment.

       1.34         "Repair Part"

                    Any Part which is repaired to serviceable condition.

       1.35         "Restructuring Agreement"


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                    Shall have the meaning ascribed thereto in Clause 9.1.1.

       1.36         "Services"

                    All Work in

                    - Maintenance       Those actions required for restoring or
                                        maintaining Equipment in serviceable
                                        condition, including servicing, repair,
                                        modification, overhaul, inspection and
                                        determination of condition.

                    - Modification      Services agreed upon between MTU-H and
                                        Operator, which are based upon a
                                        manufacturer's, FAA or other regulatory
                                        agency airworthiness directive,
                                        configuration change, Operator's
                                        engineering order or other change to
                                        Equipment.

                    - Testing           As defined in the applicable Engine
                                        manufacturer's Overhaul and Repair
                                        manual as well as additional Testing if
                                        required by the MTU-H test procedures.

                    - Overhaul          As defined in Clause 1.28.

                    - Performance       To restore at a minimum the
                      Repair            high-pressure core (including the HPT &
                                        HPC Modules) to achieve the guaranteed
                                        level of EGT margin.

                    - Repair To make an Engine, Part or Modules serviceable by replacing or processing failed or damaged Parts.

                    - Restoration       The Work (on/off the aircraft) necessary
                                        to restore Modules or Parts to a
                                        specific standard.

                    - Rework To carry out Work on uninstalled Modules or Parts.

                    - Replacement       The action whereby a Module or Part is
                                        removed and another Module or Part is
                                        installed in its place for any reason.

                    - Inspection        An examination of Equipment against a

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                                        specific standard.


       1.37         "Service Bulletin (SB)"

                    A document issued by the manufacturer to notify Operator and MTU-H of recommended Modifications, substitution of Parts, special Inspections/checks, reduction of existing life limits or establishment of first time life limits and conversion from one Module to another.

       1.38         "Shop Visit"

                    The performance of Services at MTU-H's facility on an Engine or Module which makes necessary a total or partial disassembly (breaking of flanges) of the Equipment.

       1.39         "TSLSV" (time since last shop visit)

                    The time expressed in flight hours an item of Equipment has completed since last Shop Visit.

       1.40         "TSN" (time since new)

                    The time expressed in flight hours an item of Equipment has completed since manufacture.

       1.41         "TSO" (time since overhaul)

                    The time expressed in flight hours an item of Equipment has completed since last Overhaul.

       1.42         "Turnaround Time (TAT)"

                    Shall have the meaning ascribed thereto in Clause 5.

       1.43         "Work"

                    The performance of Services according to the terms and conditions of this Agreement.

       1.44         "Work Statement"

                    Statement(s) being part of the Repair Order which include(s) the Work requirements applicable to Engines, Modules or Parts. The Work Statement(s) shall include details relating but not necessarily restricted to:

                    - reason(s) for shop visit

                    - latest in flight readings of the respective Engines.

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CLAUSE 2            SCOPE OF CONTRACT

       2.1          ENGINES SUBJECT TO CONTRACT:

                    Operator may, by written notice to MTU-H, add to this Agreement additional CF6-80C2 engines owned or operated by the Operator which currently are not subject to this Agreement, provided that if any such additional engines are not currently operated by Operator and are not in the same or similar condition as the engines currently operated by Operator, MTU-H and Operator will agree on any necessary adjustments to the Overhaul Price for such engines. The Operator also shall have the right at any time to remove Engines from coverage under this Agreement by providing written notice to MTU-H.

       2.2          PERFORMANCE OF SERVICES:

                    All Services will be performed in accordance with Federal Aviation Regulations ("FAR") of the FAA and supplemented by MTU-H's procedures accepted/approved by the FAA/JAA under the bilateral agreement, and the Engine manufacturer's overhaul and repair manuals, Operator's Maintenance Program
                    Section 7.6 to 7.9 and Operators Engineering Report 99-02 CF 6- 80C2B1 / B5F - Engine Shop Inspection and Repair Specification and such other particular conditions as may be expressly agreed in writing by Operator and MTU-H. All major deviations either from the OEM manuals and/or Operator's Maintenance Program shall be approved by a FAA certified DER. It is understood and agreed that Operator's Maintenance Program may be revised from time to time by Operator. MTU-H shall be placed on the distribution list for revisions to this document and MTU-H shall perform Services according to such revision upon receipt thereof, provided that if any such revision represents a material change and has a substantial impact on the Overhaul Price, then Operator and MTU-H will discuss an appropriate change to the Overhaul Price.

                    For all purposes of this Agreement, Operator shall remain responsible in terms of airworthiness compliance as well as responsible for Operator's Maintenance Program as well as the Engine Workscope and its approval by the airworthiness authority.

       2.3          SCOPE OF SERVICES:

                    The Services will include but not be limited to the following:

       2.3.1 Inspection of an Engine or Module upon receipt by MTU-H from the Operator to determine whether any Parts are missing from or

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                    extraneous to the Engine or Module or shipping container
                    including any transportation damages and preparation of a receipt condition report;

       2.3.2        Disassembly, cleaning, Inspection and rebuilding of Engines;

       2.3.3        Exchange of Parts;

       2.3.4 Repair of Engines, Modules and Parts to a serviceable condition;

       2.3.5 Engine Testing according to the specifications of the Engine manufacturer and MTU-H;

       2.3.6        Parts Management

                    Incorporation of Modifications as prescribed or advised from the manufacturer, MTU-H and/or the Operator;

                    Technical support including Engineering Services when requested by the Operator, provided the following Engine documentation is made available to MTU-H:

                    -    Log book or equivalent

                    -    Life of all Life Limited Parts

                    -    Inflight readings of all parameters of the Engine.

       2.3.7        Replacement of Life Limited Parts;

       2.3.8        MTU-H shall comply with the contents of Clause 4 (Delivery).

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CLAUSE 3            RECORDS AND STANDARDS

       3.1 MTU-H will prior to commencement of Services establish and shall maintain throughout the duration of this Agreement a FAR 145 certified repair station and facilities for Services on Engines, Modules and Parts in accordance with the Engine manufacturer's manuals and other applicable documentation. The repair station number for MTU-H's facility is FAA CQ5Y788M as set out in Appendix G hereto.

       3.1.1 Within four (4) months of signature of the Agreement the Parties shall develop and follow the terms of a customer support manual which amongst other items will describe the procedures of information exchange between the Parties technical and commercial departments and will provide that technical performance review meetings including review of Operator's Maintenance Program shall be held at least twice a year at Operator's or MTU-H's facility as agreed by the Parties.

       3.2 In respect of individual Engines or Modules, Operator shall render MTU-H all documents and supply all information necessary to establish the extent of Services required. This includes, but is not limited to:

       3.2.1        Repair Order;

       3.2.2        Any applicable technical or other documentation;

       3.2.3 Any required variations to the Work Statement or, in the case of an Overhaul, the Engine Workscope. Further variations to any specific Work on an Engine or Module will be agreed in writing between MTU-H and Operator;

       3.2.4        Reason for removal;

       3.2.5 Any further information (as mutually agreed upon) in the possession of Operator concerning the condition of the Engine or Module;

       3.2.6        Life of all Life Limited and/or time tracking Parts, i.e.
                    list of hours and cycles (TSN, CSN, TSLSV, CSLSV, TSO, CSO);

       3.2.7 Installed powerplant Accessory/Component sheet, a listing by nomenclature of each Accessory/Component, Part number, quantity, time and cycles and serial number;

       3.2.8        Logbook or equivalent and Part (Module) cards, if available;

       3.2.9        In-flight readings (as mutually agreed upon) of all Engine

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                    parameters on that specific Engine from its last flight
                    prior to removal.

       3.3 The MTU-H record system will include documentation of all Services performed, Rework operations required and disposition of all Parts replaced. MTU-H agrees to keep all records herein described in form and detail sufficient for accurate and expeditious administration of the Agreement and shall furnish to Operator the following records and reports, as applicable for each shop visit:

       3.3.1        Engine, Module, Part or Accessory/Component serial numbers;

                    The general exterior condition of the Engine, Module or Part and shipping conveyance; List of the missing and/or damaged external Parts; Borescope/chamberscope results, as applicable.

       3.3.2 The following information for each cycle controlled and Life Limited Part installed during the shop visit:

                    a)   Nomenclature

                    b)   Part number

                    c)   Serial number

                    d)   Total operating cycles and hours accumulated to date

                    e)   Total cycles remaining

                    f)   Major maintenance events (date, TSN, CSN) if available.

       3.3.3 A list of all Parts determined to be scrap, with identified Part number quantity and reason for scrappage in case of the Life Limited Parts.

       3.3.4 A list by nomenclature of each Accessory/Component, Part number, quantity, Part time and serial number.

       3.3.5        One (1) copy of the applicable Engine and/or
                    Accessory/Component test logs.

       3.3.6 A report summarizing condition detected subsequent to Engine disassembly.

       3.3.7        The following additional records:

                    a)   Engine Cert FAA form 337, FAA 8130 and JAA Form One

                    b)   AD Status

                    c)   SB accomplishment listing

                    d)   Parts tracking list

                    e)   LLP on off log (including TSN/CSN)

                    f)   Missing parts list - incoming and outgoing

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                    g)   Off wing inspection task summary completed

                    h)   Listing of Operator engineering orders accomplished

                    i)   Components on off long including p/n, s/n and TSO

                    j)   Engine test cell performance data sheet

                    k)   Fan blade PN/SN; TSN/CSN; TSO/CSO

                    l)   Fan blade distribution sheet (by position and S/N)

       3.4 MTU-H shall be required to complete and properly execute Federal Aviation Administration (FAA) Form 8130-3 for minor Repairs and FAA Form 337 for major Repairs or its equivalent for Equipment repaired, modified and/or tested by MTU-H under this Agreement.

                    Upon the request from Operator accident and damage reports, including pictures and laboratory investigation results will be issued by MTU-H.

       3.5 MTU-H will provide to Operator on the first and third Monday of each calendar month a summary report showing the Engines then in MTU-H's possession.

       3.6 MTU-H will keep the documentation on Services performed on an Engine during a shop visit until the earlier of (i) termination of this Agreement, (ii) the next performance of Services of equal scope and (iii) five (5) years following such shop visit, after which MTU-H shall ship such documentation to Operator.

       3.7 MTU-H may recommend to Operator the use of certain DER Repairs and the installation of certain PMA parts. No such DER Repairs may be used or PMA Parts installed without Operator's written approval, such approval not to be unreasonably withheld.

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CLAUSE 4            DELIVERY, REDELIVERY AND TRANSPORTATION

       4.1 The Operator shall advise MTU-H when any Equipment is ready to be shipped to MTU-H's facilities to be overhauled, repaired, tested and/or modified by MTU-H.

                    Upon receipt of the Equipment at MTU-H's or other MTU Repair Facilities, MTU-H will or will have inspected the Equipment and complete a receipt condition report.

                    MTU-H will advise the Operator of the completion of the Equipment overhauled, repaired and/or modified by MTU-H.

       4.2 Operator will provide MTU-H with a Repair Order before commencement of Services.

       4.3 In the event that Operator delivers an incomplete Engine or Module, MTU-H will inform Operator in writing within ten
                    (10) Days after receipt of the Engine of missing Parts, if any, and the time when such missing Parts are needed in the course of Repair of the respective Engine or Module. Operator shall provide such missing Parts at the relevant time or advise MTU-H in writing on how to proceed with this matter. In case Operator does not react upon such information, MTU-H will redeliver the Engine or Module upon completion of the Services in received configuration. Should Operator request MTU-H to add the missing Parts, MTU-H will use reasonable efforts to deliver the requested Parts together with the Engine or Module. Should such Accessories/ Components not be available at the date of redelivery of an Engine or Module, these Accessories/Components will be sent to Operator separately as expeditiously as possible.

       4.4 The Operator will accept redelivery and complete a redelivery condition report.

                    The Operator shall provide, at its expense, suitable engine shipping containers, stands, including mounting adapters, blanking plugs and covers and shall be responsible for their serviceability. MTU-H will visually inspect all such equipment upon arrival and will provide Operator with a repair cost quotation, in the event these items are found to be defective or otherwise damaged. If such repair cost quotation and repair work is authorized by Operator, the repair cost will not be included in the Overhaul Price set forth in Appendix C.

                    The Operator will box, pack and make all equipment available to the nominated shipping agency for delivery to MTU-H.

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       4.5          Except to the extent provided otherwise in Clause 4.6,
                    transportation of the Operator's Equipment to and from MTU-H will be the responsibility of the Operator. At the request of the Operator, MTU-H will arrange any such transportation for and on behalf of the Operator. The Operator will be the importer/exporter of record.

       4.6 In the event of an Engine Overhaul, transportation charges for Engines of up to $10,000 each way are included in the Overhaul Price set forth in Appendix C. In such event, if air transportation for Engines is provided by the Operator, the Overhaul Price listed in Appendix C will be reduced by $10,000 for each way that transportation is provided by the Operator.

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CLAUSE 5            TURNAROUND TIME (TAT) AND EXCUSABLE DELAY

       5.1 Upon delivery of any item of Equipment to MTU-H, MTU-H shall complete the required Services on each item of Equipment within fifty-eight (58) days (the "Turnaround Time" or "TAT").

       5.2 Turnaround Time shall start the day after receipt at MTU-H's facility or other MTU Repair Facility of (a) any Equipment and (b) all necessary documents, including a Repair Order, and ends upon notification that the Equipment is serviceable. Within two Business Days after receipt of Equipment at a MTU Repair Facility, MTU will deliver to Operator a written notice stating either that the TAT has begun or specifying the documentation required from Operator prior to the beginning of the TAT. If no such notice is delivered to Operator, the TAT will be deemed to begin one Business Day after delivery of the Equipment to the MTU Repair Facility along with the documentation deemed necessary by Operator.

       5.3 Any reasonable technical requests involving issues or changes to the Work Statement or Engine Workscope that could affect the TAT which are delivered in writing by MTU-H and received by the appropriate representative of the Operator (as designated by the Operator in writing) will be answered by Operator within two Business Days after being communicated to such representative in the manner to be agreed between the Operator and MTU-H. If MTU-H communicates such request in accordance with this paragraph and the Operator's designated representative does not respond within two Business Days, the TAT will be increased by each day in excess of two Business Days that elapse prior to receiving a response from the Operator. Any impact on the TAT resulting from this decision will be promptly advised by MTU-H.

       5.4 MTU-H shall not be liable for exceeding the TAT due to reasons contained in Clause 5.6 regarding Excusable Delays. MTU-H shall promptly notify the Operator when such delays occur or impending delays are likely to occur and shall continue to advise the Operator of new shipping schedules and/or changes thereto. Except as provided in Clauses 5.3 and 5.6, the TAT shall not be extended for any reason unless the Operator has agreed to such extension in writing.

       5.5 If MTU-H for reasons other than Excusable Delay fails to meet the TAT set forth in this section and as a consequence thereof the Operator's number of Spare Engines (defined below) falls below the Minimum Spare Engine Level (defined below), MTU-H will as the Operator's sole remedy for MTU-H's failure to meet the TAT either (a) provide on request an additional Spare

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                                      -18-

                    Engine(s) at no additional cost to meet the Operator's Minimum Spare Engine Level, or (b) if MTU-H is unable to provide such additional Spare Engine(s), compensate the Operator at the daily Fair Market Lease Rate (as hereinafter defined) for each calendar day that the TAT is exceeded until the Engine is redelivered to the Operator, provided that the Operator shall not be entitled to compensation for any days beyond the eighth day after the concerned Engine(s) is/are notified serviceable, and reimburse to the Operator the reasonable transportation cost incurred when Operator actually leases the Spare Engine using the compensation set forth in this alternative (b). In the event that MTU-H provides any such additional Spare Engine, it will be leased by MTU-H to the Operator on a no charge basis subject to the terms and conditions of a separate lease agreement provided that such additional Spare Engine while installed by the Operator on an aircraft will be subject to payment of fees relating to usage/maintenance reserves at a rate to be agreed by the Parties. The "Minimum Spare Engine Level" to support the Operator's operation is two (2) Spare Engines.

                    "Spare Engine" shall mean any uninstalled serviceable Engine which is not on- wing on a specific aircraft.

                    "Fair Market Lease Rate" shall mean and be determined as follows: MTU-H shall obtain bona fide, at-arms-length offers regarding the lease of an CF6-80C2 engine from three (3) CF6-80C2 engine lessors in the market place for a duration reasonably anticipated to return the Operator's delayed Engine. The average of such offers shall be deemed to constitute the Fair Market Lease Rate.

       5.6 The Operator agrees that delivery dates are based on the assumptions that there will be no delays due to causes beyond the reasonable control of MTU-H. MTU-H shall not be charged with any liability for delay or non-delivery when due to delays of the Operator, acts of God, public enemy, compliance in good faith with any applicable foreign or domestic governmental regulations or order whether or not it proves to be valid or invalid, fires, riots, unusually severe weather or any other cause beyond the reasonable control of MTU-H ("Excusable Delay"). To the extent such causes actually retard the deliveries or render them in part or whole impossible, the time for the performance shall be extended for as many days beyond the agreed date of delivery as is required to obtain removal of such causes. This provision shall, however, not relieve MTU-H from using its reasonable best efforts to avoid or remove such causes and to continue performance with reasonable dispatch whenever such causes are removed.

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CLAUSE 6            OPERATOR RESPONSIBILITIES

       6.1          RIGHTS AGAINST OEM

       6.1.1 In case of defects or deficiencies in the design or manufacture of the Equipment by the OEM, Operator agrees to use all commercially reasonable efforts to assist and to allow MTU-H to recover from the OEM all costs and expenses associated with any measure taken by MTU-H to rectify or repair such defects or deficiencies.

       6.1.2 For Engines subject to this Agreement, Operator agrees to assign to MTU-H, at MTU-H expense, guarantees, warranties or other remedies related to the maintenance or reliability of the Engines that Operator is entitled to assign in accordance with the general terms agreement between Operator and the OEM, including but not limited to campaign change allowances and new Parts guarantees.

                    If these guarantees, warranties or other remedies cannot be assigned, Operator will raise, at MTU-H expense, claims under said non-assigned guarantees, warranties or other remedies and shall transfer any economic benefit to MTU-H.

       6.1.3 Operator agrees to reasonably support MTU-H in the enforcement of any assigned rights as described in this Clause 6.1.

       6.1.4 Notwithstanding anything in this Agreement to the contrary, Operator shall not be required to assign to MTU-H, or to transfer to MTU-H the economic benefit of, any guarantees, warranties, commitment letters or other remedies or claims against the OEM that are related to Services performed by MTU-H that are not included in the applicable Overhaul Price.

       6.2 Operator agrees to cooperate reasonably with MTU-H with respect to the determination of the optimum removal date for each Engine and the joint development of an Engine removal plan, taking into consideration the trends from engine condition monitoring, all financial and operational requirements of Operator, including Operator's business plan, and the Parties' interest in cost-efficient engine removals. Such removal plan, once agreed between the Parties, shall be binding on the Parties, unless amended from time to time.

CLAUSE 7            REJECTED PARTS

       7.1 All Parts removed during Work and determined by MTU-H as scrap or rejected with a value of less than US$ 1,000.00 shall become MTU-H's property and shall be disposed of locally by MTU-H.

       7.2 All Parts removed during Work and determined by MTU-H as scrap or rejected with a value of US$ 1,000.00 or more will be stored as Operator owned stock subject to inspection by the Parties four times per year to determine further action. At Operator's request, MTU-H shall dispose of any such Parts at MTU-H's expense. MTU-H shall properly document the disposal of scrap or rejected parts with a value of US$ 1,000.00 or more and shall provide such documentation to Operator.

       7.3 If MTU-H and the Operator cannot agree on any further action for any such stored Parts within six (6) months after delivery of the respective Engine(s), MTU-H shall deliver such Parts to the Operator at Operator's expense in "as is" condition, provided that if any such Parts are related to an Engine that is the subject of an investigation or insurance claim, MTU-H shall store such Parts, at MTU-H's expense, at the applicable MTU Repair Facility until such time as a final determination has been made in such investigation or with respect to such insurance claim.

CLAUSE 8            CHARGES

                    For all Services the Operator shall pay the sums charged in accordance with Appendix C.

CLAUSE 9            PAYMENT

       9.1          ADVANCE PAYMENTS

       9.1.1 With respect to each Prepaid Engine, the Operator will make advance payments to MTU-H into one or more bank accounts specifically designated by MTU-H to Operator for advance payments pursuant to this Clause 9.1 on the 15th day of each month (beginning May 15, 2004) that this Agreement is in effect as and to the extent required by the terms of the restructuring agreements entered into by Operator with certain of Operator's creditors and lessors (each a "Restructuring Agreement"). As MTU-H is not a party to any Restructuring Agreement nor has knowledge of any Restructuring Agreement, MTU-H shall have no obligation at all to monitor the Operator's compliance with any Restructuring Agreements. The Operator also may, from time to time, make other advance payments under this Agreement.

       9.1.2 All advance payments made under this Agreement shall be made on account of a particular Prepaid Engine, and MTU-H shall keep detailed book-entry records at all times of the credit balance existing from time to time on a per-Engine basis (each a "Credit Balance"). The Credit Balances will be deemed to accrue interest monthly at the 1-month London Inter-Bank Offered Rate (determined as of the first Business Day of each month), less 20 basis points. The Credit Balances will be applied upon the performance of Services on the Prepaid Engine for which the funds have been credited or, upon the direction of the Designated Party with respect to such Prepaid Engine, to another Engine.

       9.1.3 The manner of applying the Credit Balances against outstanding invoices is described in Clause 9.2. MTU-H shall have no obligation to hold any amounts paid hereunder in a separate account. Notwithstanding anything in this Agreement to the contrary, the Operator shall have no obligation to make the monthly payments described in this Clause 9.1 with respect to Engines with the serial numbers listed in Appendix A as "Engines Not Subject to Monthly Payment Provisions".

       9.1.4 Monthly Reporting. Not later than the 25th day of each month that this Agreement is in effect, MTU-H shall provide to each of the Operator and each Designated Party (in each case, or its designee) a report indicating the Credit Balance for each Prepaid Engine as of the end of the prior month.

       9.1.5 Application of Excess Funds. If MTU-H is released from its obligations set forth in this Agreement with respect to any Prepaid Engine, any credit balance held by MTU-H on account of such Engine shall be applied to the account of other Prepaid Engines in such manner as directed by the applicable Designated Party or its designee.

       9.2          PAYMENTS FOR OVERHAULS

       9.2.1 Payments for each Overhaul will be made by Operator to MTU-H as follows:

                    a) 25% of the applicable Overhaul Price set forth in Appendix C upon induction,

                    b) 25% of the applicable Overhaul Price upon redelivery of the Engine to the Operator,

                    c) the balance owed after applying the payments described in (a) and (b) above and any Credit Balance, within thirty (30) days after receipt of a preliminary invoice of such balance, and

                    d) the balance owed, if any, after applying the payments described in (a), (b) and (c) above and any Credit Balance, within thirty (30) days after receipt of a final invoice.

                    Notwithstanding the foregoing, if (i) any Engine that is not operated by the Operator is submitted for Overhaul under this Agreement, or (ii) the Operator or the applicable Designated Party (as applicable) is in default under this Agreement or any other agreement between MTU-H and the Operator or such Designated Party, payments for such Overhaul will be made 25% of the applicable Overhaul Price upon induction and the remaining balance upon redelivery of the Engine.

                    Any overpayments made by Operator shall be refunded to Operator promptly after the date of the final invoice for each Overhaul, but in no event later than 30 days after the date of such final invoice.

       9.2.2 MTU-H shall apply the Credit Balance for any Prepaid Engine against the last payment to be received by MTU-H from the Operator pursuant to Clause 9.2.1, except that if the Credit Balance at the date of induction exceeds 50% of the Overhaul Price, the excess will be applied first by MTU-H toward the payment required by Clause 9.2.1(b) and then toward the payment required by Clause 9.2.1(c). For example, if a Credit Balance equal to 60% of the Overhaul cost for a Prepaid Engine exists, the Operator will pay the first 40% of the Overhaul cost, and the Credit Balance will be used to satisfy the remaining 60% of the Overhaul cost, in each case in accordance with the payment terms described in Clause 9.2.1.

       9.3          PAYMENT TERMS FOR SERVICES OTHER THAN OVERHAULS

       9.3.1 Payments for Services other than Overhaul Services will be made by Operator to MTU-H as follows:

                    a) 25% of the total amount of charges estimated by MTU-H upon induction, such estimate to be delivered to Operator in writing upon induction,

                    b) 25% of the total amount of charges estimated by MTU-H upon redelivery of the Engine to the Operator,

                    c) the remaining 50% of charges estimated by MTU-H within thirty (30) days after receipt of a preliminary invoice of such balance, and

                    d) the balance owed, if any, after applying the payments described in (a), (b) and (c) above, within thirty (30) days after receipt of a final invoice.

                    Notwithstanding the foregoing, if the Operator or the applicable Designated Party (as applicable) is in default under this Agreement or any other agreement between MTU-H and the Operator or such Designated Party, payments for such Services will be made 25% of the total amount of charges estimated by MTU-H upon induction and the remaining 75% of the total amount of charges estimated by MTU-H upon redelivery of the Engine.

                    Any overpayments made by Operator shall be refunded to Operator promptly after the date of the final invoice for each Overhaul, but in no event later than 30 days after the date of such final invoice.

       9.4          DISPUTED INVOICES

                    The payment terms above shall not apply to that portion of an invoice disputed by Operator in good faith as notified to MTU-H in writing within thirty (30) Days of receipt of such invoice. However if such disputed invoice amount can not be resolved by the Parties through amicable negotiations within forty-five (45) Days after MTU-H's receipt of Operator's dispute notification, each Party reserves its rights under this Agreement and any other rights or remedies it may have at law or in equity.

       9.5          ADDITIONAL PAYMENT TERMS

       9.5.1 Invoices shall be issued in US-Dollar and forwarded to Operator in duplicate.

       9.5.2 Payments shall be effected by wire transfer on the following bank accounts:

                    Advance Payments shall be wired to:

                           Commerzbank Hanover Branch
                           acc.no.: 3 018 975
                           SWIFT-Code: COBADEFF250

                    All other payments shall be wired to:

                           Bayerische Hypo- und Vereinsbank AG, Muenchen Account No.: 802828675
                           Bank Sorting Code: 700 202 70
                           Swift Code: HYVEDEMM

                    At MTU-H request, Operator shall promptly furnish copies of the documents evidencing wire transfer of all such payments to the attention of the Financial Director of MTU-H.

       9.5.3 If Operator is in material default of any payment obligation in respect of any Services MTU-H may, after giving Operator written notice of such default, postpone the fulfillment of its obligation to perform such Services until such payment is made.

       9.5.4 If payments are outstanding for more than thirty (30) Days following receipt of invoice, MTU-H will without prejudice to any other contractual or legal rights be entitled to charge interest of one percent (1%) per month.

       9.6          ADMINISTRATIVE EXPENSE PRIORITY

                    All amounts paid or to be paid to MTU-H under this Agreement are entitled to administrative expense priority status pursuant to section 503(b) of the Bankruptcy Code.

CLAUSE 10           TAXES, DUTIES AND CUSTOMS FEES

                    MTU-H shall pay all sales, use, excise or other similar taxes, duties and fees levied on either Party by authorities for Work performed by MTU-H in the Federal Republic of Germany or any other country under this Agreement.

                    Any taxes, duties, customs fees or like charges levied by any authority outside the Federal Republic of Germany and the countries of MTU Repair Facilities on MTU-H or Operator shall be borne by Operator.

                    In the event that either Party shall be held responsible by any taxing authority for the collection or payment of taxes, duties or fees borne by the other Party and shall be required to pay the same to such authority, such Party shall reimburse the other Party the full amount of such payment and any reasonable expenses connected therewith upon first demand therefor.

CLAUSE 11           SUBCONTRACTING

                    MTU-H may subcontract with prior written approval of Operator Services hereunder to the Engine manufacturer, MTU Repair Facilities, or to another party deemed qualified by the Operator to perform Services, which approval may not be unreasonably withheld or delayed.

                    Any subcontracting shall not release MTU-H from its obligations under this Agreement.

CLAUSE 12           WARRANTY

       12.1 MTU-H warrants that at the time of delivery of serviced Engines the Services will have been performed in a workmanlike manner. This warranty is limited to MTU-H's correcting at its facilities such Services as are shown to MTU-H's reasonable satisfaction being defective, provided that the defect has arisen within twelve (12) months of installation by Operator or the first three thousand (3.000) flight hours following delivery or within eighteen (18) months after the date of delivery whichever shall first occur, provided further that written notice of the defect is received by MTU-H within sixty (60) Days after discovery by Operator. Transportation charges for return of defective Engines to MTU-H and their reshipment will be borne by MTU-H, subject to Clause 12.7 here below. In the event of a justified warranty claim hereunder the warranty period shall be extended by the time required to carry out the work.

       12.2 Non-compliance of an Engine with the specified performance and consumption rates can only be determined and demonstrated by a test run at MTU-H's facilities or any test cell agreed between both parties.

       12.3         MTU-H's warranty shall not apply:

                    a) if after redelivery by MTU-H, Operator, its servants, agents, sub-contractors or third parties have materially abused, altered or repaired the Engine or Module or have not operated the Engine or Module in accordance with the manufacturer's operating instructions or recommendations, or

                    b) if Operator has not complied with its obligations under this Agreement.

       12.4 If an Engine defect was caused by the failure of a new Part installed by MTU-H, for avoidance of doubt, MTU-H will correct such defect in accordance with this Clause 12. Operator agrees to work with MTU-H to exhaust all avenues to collect under the manufacturer's warranty. All direct out-of-pocket expenses relating to such efforts will be borne by MTU-H. In any event MTU-H's liability shall be limited to the extent outlined in this Clause 12 and Clause 13 below and shall apply if all attempts of judicial actions against the manufacturer have failed.

       12.5 MTU-H assumes no warranty for Parts supplied by Operator and properly installed by MTU-H.

       12.6 Within two (2) months after notification by Operator MTU-H will use its reasonable efforts to determine if a warranty claim can be accepted.

       12.7 In case Operator asserts a warranty claim according to this Clause 12 and as a result of the investigation it is established that MTU-H is not liable for the defects claimed, the reasonable costs of investigation as well as any other reasonable costs and expenses connected with such claim shall be borne by Operator and due and payable upon receipt of the respective invoice.

       12.8         EXCLUSIVE WARRANTIES AND REMEDIES

                    THE FOREGOING WARRANTIES ARE EXCLUSIVE AND ARE GIVEN AND ACCEPTED IN LIEU OF (i) ANY AND ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE; AND (ii) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY IN CONTRACT, TORT OR STRICT LIABILITY, WHETHER OR NOT ARISING FROM MTU-H's NEGLIGENCE, ACTUAL OR IMPUTED. THE REMEDIES OF OPERATOR SHALL BE LIMITED TO THOSE PROVIDED IN THIS AGREEMENT TO THE EXCLUSION OF ANY AND ALL OTHER REMEDIES, INCLUDING WITHOUT LIMITATION, INCIDENTAL OR CONSEQUENTIAL DAMAGES. NO AGREEMENT VARYING OR EXTENDING THE FOREGOING WARRANTY, REMEDIES OR THIS LIMITATION WILL BE BINDING UPON MTU-H UNLESS IN WRITING, SIGNED BY TWO DULY AUTHORIZED OFFICERS OF MTU-H.

CLAUSE 13           LIABILITY, INDEMNIFICATION, INSURANCE

       13.1 Subject to the liability cap set forth in Clause 13.2, MTU-H shall be liable to, and indemnify and hold harmless the Operator, its directors, officers, agents and employees (the "Operator Indemnified Parties") from Damages (as defined in Clause 13.7) arising directly or indirectly out the Services performed by MTU-H, its officers, directors, employees, agents and authorized subcontractors (the "MTU-H Indemnified Parties") under this Agreement to the extent caused by the negligence or willful misconduct of the MTU-H Indemnified Parties.

       13.2 However, the liability, indemnification and hold harmless obligations set forth in Clause 13.1 of the MTU-H Indemnified Parties is limited for any and all Damages which might arise under or in connection with this Agreement as follows:

                    (i) in cases of negligence to US Dollars thirty million (US$ 30,000,000) per occurrence or US Dollars one hundred and fifty million (US $150,000,000) in the aggregate per year, or

                    (ii) in cases of gross negligence to US Dollars four hundred million (US$ 400,000,000) per occurrence or in the aggregate per year,

                         provided that the MTU-H indemnified Parties shall in no event be liable to, or be obligated to indemnify the Operator Indemnified Parties for any indirect or consequential loss and/or expense (including loss of profit, loss of use etc.).

       13.3 In order to ensure that the US Dollars four hundred million (US$ 400,000,000) per year limitation contained in Clause
                    13.2 is effective, Operator indemnifies and holds harmless the MTU- H Indemnified Parties from Damages arising directly or indirectly as a result of the negligence of the MTU-H Indemnified Parties insofar as those Damages exceed, in the case of negligence, US Dollars thirty million (US$30,000,000) per occurrence or US Dollars one hundred and fifty million (US$ 150,000,000) in the aggregate per year and, in the case of gross negligence, US Dollars four hundred million (US$ 400,000,000) per occurrence or in the aggregate per year. However this indemnification by Operator of MTU-H Indemnified Parties shall be limited to US $500,000,000 per occurrence and in the aggregate per year.

       13.4 Throughout the term of this Agreement, Operator shall maintain in full force, at its expense, the following insurance:

                    a) Airline liability insurance, including aircraft third party, passenger (including personal injury offences sub-limited to a $25,000,000 liability limit), baggage (checked or unchecked), cargo and mail legal liability insurance for a combined single limit of least US Dollars five hundred million (US$ 500,000,000) per occurrence. Such insurance shall name the MTU-H Indemnified Parties as additional insured.

                    b) Hull insurance covering Operator's aircraft against loss or damage. Such Hull insurance shall contain a waiver of recourse in favor of the Indemnified Parties, except in cases of the MTU-H Indemnified Parties' liability outlined above in this Clause 13.

       13.5 Throughout the term of this Agreement, MTU-H shall maintain in full force, at its expense, the following insurance:

                    a) Aviation Products and Completed Operations Liability insurance including but not limited to personal injury, bodily injury, and property damage with limits of at least US Dollar four hundred million (US$ 400,000,000) per occurrence. Such insurance shall include that the insurers accept and insure the indemnification and hold harmless provisions of Clauses 13.1 and 13.2 above regarding the Operator Indemnified Parties, and require the Operator to be provided with thirty (30) days written notice of any cancellation or adverse material change in such insurance.

                    b) Hangarkeeper's Liability Insurance on the Engine, Accessory/ Components, and Supplies in an amount not less than US Dollars fifty million (US$ 50,000,000). Such insurance shall (1) contain a provision waiving any and all rights of subrogation MTU-H insurers may have or may acquire against Operator as a result of this Agreement or performance hereunder, and (2) contain a provision requiring MTU-H insurers to provide Operator with thirty (30) days written notice of any cancellation or adverse material change in such insurance.

       13.6 Upon request, the Parties shall have their insurers provide certificates of insurance evidencing the coverage required herein. Any insurance deductibles carried by either Party will be the responsibility of the respective policy holder.

       13.7 For the purposes of this Clause 13, "Damages" means any and all liabilities, damages, expenses, suits or judgments including reasonable attorneys' fees (based on a solicitor and client basis) for the death of or bodily injury to any person and for the loss of, damage to or destruction of any property in any manner.

CLAUSE 14           MISCELLANEOUS

       14.1         Interpretation

                    The rule of construction that ambiguities or inconsistencies are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any party against the other. Ambiguities or inconsistencies shall be resolved by applying the most reasonable interpretation under the circumstances, giving full consideration to the intentions of the parties at the time of conclusion of this Agreement.

       14.2         Order of Precedence

                    In the event that there are any conflicts or inconsistencies between the provisions of this Agreement and the appendices hereto, the provisions of this Agreement shall prevail.

       14.3         Merger of Negotiations

                    The terms and provisions contained herein constitute the entire agreement between the parties relating to the subject matter hereof. The parties agree that neither of them has placed any reliance whatsoever on any representations, agreements, statements or understandings made prior to the signature of this Agreement whether orally or in writing relating to the scope of this Agreement other than those expressly incorporated in this Agreement which has been negotiated on the basis that its provisions represent their entire agreement relating to the subject matter hereof and shall supersede all such representations, agreements, statements and understandings.

       14.4         Property and Risk

                    The risk in respect of loss of or damage to the supplies shall pass to MTU-H on delivery to MTU-H in accordance with Clause 4 hereof and shall remain with MTU-H until redelivered in accordance with Clause 4 hereof.

                    MTU-H shall maintain adequate insurance coverage for the full replacement cost against loss of or damage to the Equipment while they are in its care, custody and control.

                    Should any of the items delivered to MTU-H according to Clause 4 above while being in MTU-H's care, custody and control due to MTU-H's fault be destroyed or damaged, howsoever, MTU-H as its sole responsibility, and as Operator's sole remedy with regard thereto, will either (as MTU-H may in its discretion decide) at its expense provide an adequate replacement or pay to Operator the actual replacement cost of the items concerned.

                    MTU-H shall at all times ensure that Equipment in its care, custody and control do not by its act or omission become the subject of any lien, tax, charge, duty or encumbrance and MTU-H shall indemnify Operator against all costs, expenses and damages which Operator may incur or suffer by reason of MTU-H failing to carry out its obligations under this Clause.

       14.5         Title to Parts

                    Title to Parts provided by MTU-H and incorporated during Services shall pass to Operator upon payment in full of MTU-H's respective invoices for such Services.

       14.6         Title to Exchanged Parts

                    Operator and MTU-H each represent and warrant that they will accomplish transfer of the full legal title of any item exchanged hereunder free and clear of all charges, liens and encumbrances. Operator warrants the authorization of the owner of such items to effect such exchange of title. Either party will only with the prior written consent of the other enter into any arrangement or agreement which might prejudice or impair its ability to perform its obligations under this Clause.

       14.7         Assignability

                    The Operator or its assignees may assign their rights and obligations under this Agreement, in whole or in part, to any Designated Party. The Operator will provide five days prior written notice to MTU-H of any assignment of this Agreement and will identify the party to which this Agreement is assigned. This Agreement is personal to MTU-H and shall not be assigned or transferred, in whole or in part, by MTU-H without the prior written consent of the Operator.

       14.8         Alterations and Amendments

                    This Agreement shall not be altered or amended in any way other than by agreement in writing (to include telex) entered into by the parties hereto after the date of this Agreement, which is expressly stated to amend or alter this Agreement.

       14.9         Negation of Waiver

                    Failure of either party at any time to enforce any of the provisions of this Agreement shall not be construed as a waiver or forbearance by such party of such provisions or in any way affect the validity of this Agreement or part thereof.

       14.10        Partial Invalidity

                    In case one or more of the provisions contained in this Agreement should be or become fully or in part invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions contained in this agreement shall not be affected in any way or impaired thereby, and the parties shall to the extent possible replace such invalid, illegal or unenforceable provision(s) by another clause or clauses considering the economic intention of the parties.

       14.11        Operator Representative

                    MTU-H will provide at no additional cost to Operator appropriate office accommodation, telephone and access to facsimile machines within MTU-H facilities. Any expenses incurred through the use of such communication equipment by Operator representative shall be borne by Operator. MTU-H will allow Operator representative reasonable access to all work areas where services under this Agreement are being performed.

       14.12        MTU-H Representative

                    Operator will provide at no additional cost to MTU-H appropriate office accommodation, telephone and access to facsimile machines within Operator's facilities. Any expenses incurred through the use of such communication equipment by MTU-H representative shall be borne by MTU-H.

       14.13        Right of Inspection

                    Operator will have the right to inspect, together with the FAA, if required and deemed necessary, MTU-H facilities and all documents and records pertaining to the Services performed on

                    Operator Engine, Accessory/Components and/or Equipment as assigned under this Agreement. Such inspection will be permitted to take place on the condition that reasonable advance notice to this effect will be given by Operator to MTU-H.

       14.14        Third Party Beneficiary

                    MTU-H acknowledges and agrees that this Agreement is for the benefit of

                    a)   the Parties, and

                    b) with respect to each Prepaid Engine, the applicable Designated Party, as third party beneficiary to this Agreement, which can enforce rights under this Agreement directly against MTU-H as set forth in Clause 14.15.

                    MTU-H further acknowledges that the parties ultimately benefiting from the rights being given to the Designated Party pursuant to Clause 14.15 are the parties that entered into the Restructuring Agreements with the Operator and/or its affiliates in reliance upon the existence of this Agreement in particular the advance payment provisions set forth in Clause 9.1 regarding prospective maintenance on Prepaid Engines to be performed by MTU-H pursuant to this Agreement.

       14.15        Third Party Beneficiary Rights

                    After a default by the Operator under this Agreement or an Event of Default (as defined in the applicable Lease) under the applicable Lease, and upon receipt by MTU-H from the Designated Party with respect to any Lease of a written notice (a "Designated Party Rights Notice") of any such occurrence stating that the Designated Party has succeeded to the rights of Operator under this Agreement,

                    a) this Agreement shall inure to the benefit of, and shall be enforceable by, such Designated Party, to the same extent as if originally named the "Operator", and

                    b) such Designated Party agrees that upon receipt by MTU-H of the Designated Party Rights Notice the Designated Party shall be subject to all of the terms and conditions of this Agreement to the same extent as if such Designated Party were named the "Operator".

                    Accordingly, notwithstanding an Event of Default, termination or rejection of this Agreement by the Operator (whether in connection with a bankruptcy or any other insolvency proceeding or otherwise), upon a Designated Party Rights Notice provided by a Designated Party, MTU-H agrees to perform its obligations under this Agreement but only to the extent MTU-H has been previously paid by the Operator (without offset, recoupment, counterclaim or defense as provided in Clause 14.16). The Operator or any successor to the Operator shall notify MTU-H from time to time of any change in any Designated Party, and MTU-H shall not be obligated to act at the direction of any party unless and until such notice has been given. MTU-H shall be entitled to rely upon instructions received from the Operator or any Designated Party following receipt of notice, and shall not be obligated to confirm the authority of the Operator or any Designated Party or the validity of any instructions received from such parties.

       14.16        No Right of Setoff or Recoupment; Waiver

                    MTU-H shall have no right of reduction, counterclaim, setoff or recoupment for or against the amounts paid to MTU-H under this Agreement with respect to any Prepaid Engine on account of obligations due to MTU-H or its affiliates with respect to any other Engine or any other obligation due from the Operator or any affiliate of the Operator. MTU-H hereby waives and releases (on behalf of itself and each of its affiliates, successors and assigns) any and all claims, whether now existing or hereafter arising, for reduction, setoff or recoupment against the amounts paid to MTU-H under this Agreement in respect of any Prepaid Engine on account of obligations due to MTU-H or its affiliates with respect to any other Engine or any other obligation due from the Operator or any affiliate of the Operator. For the avoidance of doubt, it is expressly agreed between the Parties that nothing contained herein shall limit MTU-H's entitlement to payment on a per Engine basis for actual Services performed on such Engine under this Agreement.

       14.17        Grant of Security Interest; Consent to Amendments

                    The Operator shall have the right to collaterally assign this agreement, in whole or in part, as security or grant a first priority lien and security interest in and to the Operator's rights hereunder in favor of each Designated Party. MTU-H consents to the grant of such security interest as collateral to the applicable Designated Party; any legal or attorneys' fees in connection with the preparation, perfection and/or filing of such security interest shall be borne by the Operator.

                    In addition, the Parties agree that this Agreement may not be amended or terminated without the prior written consent of the other party other than in consequence of failure to cure an Event of Default pursuant to the termination provision, and MTU-H agrees not to waive any provision hereof without the written consent of the applicable Designated Party. MTU-H agrees to recognize the applicable Designated Party or its assignee as the party entitled to any Credit Balance with respect to such Designated Party's Prepaid Engines upon termination of this Agreement by written notice of the Designated Party and Operator to MTU-H.

                    Notwithstanding anything contained in this Agreement to the contrary, nothing contained herein shall limit MTU-H's entitlement to payment on a per Engine basis for actual Services performed on such Engine under this Agreement pursuant to Clause 9 which entitlement shall have priority over any security interest created in accordance with the terms and conditions of this Agreement.

       14.18        Confidentiality

                    Each Party agrees not to disclose this Agreement to any third party (other than each Designated Party or any other beneficial owner or lessor of any Engine) without first obtaining the written consent of the other Party, except as required by law or to enforce any provision of this Agreement; provided, however, that Operator may disclose this Agreement to the extent necessary in connection with the Operator's Chapter 11 case to the Operator's stakeholders who have agreed to keep this Agreement confidential. Advertising and promotional material must be approved in writing by the other Party prior to release.

       14.19        Divisibility

                    This Agreement is divisible and severable on a per-Engine basis and may only be assumed or rejected under the Bankruptcy Code on a per-Engine basis. This Agreement shall not be construed to be a master agreement necessarily requiring assumption or rejection of the Agreement IN TOTO as to all Engines at any one time.

CLAUSE 15           DURATION AND TERMINATION

       15.1 This Agreement shall commence on February 1, 2004 ("Effective Date") regardless of the date that this Agreement is signed by the Parties and shall remain in full force and effect until the third Overhaul has been completed on each Engine.

       15.2 The rights and obligations of the Parties under the following clauses shall survive any termination or expiration of this Agreement:

                    Clause 10         (TAXES)
                    Clause 12         (WARRANTY)
                    Clause 13         (LIABILITY)
                    Clause 14.18      (CONFIDENTIALITY)
                    Clause 16         (APPLICABLE LAW).

       15.3         Termination

                    If either the Operator or MTU-H commits a breach of any of its material obligations under this Agreement and such breach is not cured within thirty (30) days after notification of such breach by the non-defaulting Party, such breach shall constitute an "Event of Default." Upon the occurrence and during the continuance of any Event of Default, the non-defaulting party shall have the right, but not the obligation, unless otherwise expressly stipulated in this Agreement, without prejudice to its other rights or remedies under applicable laws, which rights or remedies shall be cumulative and not exclusive:

                    (a) to terminate this Agreement by written notice (to include telex), and

                    (b) to stop any Services already commenced and to refuse to commence any further Services.

                    In no event shall the approval of the Bankruptcy Court be necessary for MTU-H to exercise its rights hereunder.

                    The suspension, surrender or revocation of MTU-H's Federal Aviation Administration foreign repair station certificate shall be deemed to be a breach by MTU-H and will immediately result in an "Event of Default."

                    In the event of termination of this Agreement by the Operator due to an Event of Default caused by MTU-H, MTU-H shall immediately return to the Operator all credit balances held by MTU-H at the date of termination, other than amounts necessary to pay for Services then being performed by MTU-H on the

                    Engines. If the Operator terminates this Agreement other than in consequence of an Event of Default caused by MTU-H, the Operator shall have the right to continue to deliver Prepaid Engines to MTU-H for Services to utilize all remaining credit balances and shall have the right to apply any credit balances against Services for any other Prepaid Engines, and MTU-H agrees to continue to provide Services on the Prepaid Engines until all such credits are applied.

       15.4         Bankruptcy-Related Events of Default

                    It shall be an Event of Default if at any time (i) the Bankruptcy Cases are converted to cases under Chapter 7 of the Bankruptcy Code, or (ii) the appointment in the Bankruptcy Case of an examiner or trustee with expanded powers (beyond those set forth in Sections 1106(a)(3) and (4) of the Bankruptcy Code), but only if such expanded powers include that such examiner or trustee assumes all or any substantial part of the responsibilities and duties of Operator's management or its board of directors or the board of directors of any other Debtor.

       15.5 The parties will meet once each year that this Agreement is in effect at a time and location to be mutually agreed (but no later than April 30) for a business review meeting to discuss the overall performance and business expectations. Any such review meeting may result in amended business terms, but only with the consent of each party hereto.

CLAUSE 16           DISPUTE RESOLUTION, LAW, JURISDICTION

       16.1 This Agreement shall be governed by and in accordance with the laws of the State of New York, USA, without recourse to its conflict of law principles.

       16.2 The Parties hereby submit to the jurisdiction of the Federal Courts located in the State of New York.

       16.3 If a dispute between the Parties arises under this Agreement, the Parties will use commercially reasonable efforts to amicably resolve their differences prior to initiating any court proceeding. Should such efforts be deemed unsuccessful by either Party, or fail to resolve any such dispute within fourteen (14) Days of its arising, either Party may initiate court proceedings.

CLAUSE 17           NOTICES

                    Any notice or communication to be served pursuant to this Agreement shall be sent by registered mail, telefax, telex or delivered personally and shall be deemed to have been duly given when received by the addressees under the following address:

                    FOR OPERATOR:

                    Atlas Air, Inc.
                    Polar Air Cargo, Inc.
                    2000 Westchester Avenue
                    Purchase, NY 10577
                    USA
                    Attention: Vice President - Technical Operations

                    Phone:   914.701.8559
                    Fax:     914.701.8313

                    with a copy to:

                    Attn:    Divisional Controller
                    Phone:   914.701.8023
                    Fax:     914.701.8313


                    FOR MTU-H:

                    MTU Maintenance Hannover GmbH
                    Munchner Strasse 31
                    D-30855 Langenhagen
                    Germany

                    Phone:  + 49 511 78 06 9105
                    Fax:    + 49 511 78 06 200
                    SITA:   HAJMTCR
                    Telex:  9230309 mtuh d
                    Attn:   Executive Vice President - Sales & Marketing

                    or such other place of business as may be notified in writing by the other party to this Agreement from time to time.

                    All notices, reports, certificates, data and communications pertaining to this Agreement shall be in the English language.

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

                                      -44-


IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed and delivered on its behalf by its duly authorized representative(s) as of the Day, month and year set forth above.


Atlas Air, Inc.                         MTU Maintenance Hannover
                                        GmbH

By      /s/ Illegible                   By              illegible
       -----------------------------          ----------------------------------

Title  Chief Financial Officer          Title            EUP-OPS
       -----------------------------          ----------------------------------

                                        By              illegible
                                              ----------------------------------

                                        Title        Sup Finance
                                              ----------------------------------



Polar Air Cargo, Inc.


By      /s/ Illegible
       -----------------------------

Title  Chief Financial Officer
       -----------------------------

                   ATLAS AIR WORLDWIDE HOLDINGS, INC. ("AAWW")
                           EXHIBIT LIST FOR FORM 10-K
                     FOR FISCAL YEAR ENDED DECEMBER 31, 2004

The agreements listed below are substantially identical to this exhibit and are not being filed separately as exhibits pursuant to instruction 2 to Regulation S-K, Item 601.

               Engine Maintenance Contract dated April 30, 2004 between the Company and MTU Maintenance Hannover GmbH, with regard to CF6 80C2 Engines in the 1998 EETC Transaction.

               Engine Maintenance Contract dated April 30, 2004 between the Company and MTU Maintenance Hannover GmbH, with regard to CF6 80C2 Engines in the 1999 EETC Transaction.

               Engine Maintenance Contract dated April 30, 2004 between the Company and MTU Maintenance Hannover GmbH, with regard to CF6 80C2 Engines in the 2000 EETC Transaction.